Exhibit 10.52

CONSULTING AGREEMENT

Mr. Mark J. Byrne

CONSULTING AGREEMENT (this “Agreement”), effective as of February 1 2015 (“Effective Date”), by and between Univar Inc., a Delaware corporation (the “Company” or “Univar”), and Mark J. Byrne (“Consultant”).

BACKGROUND:

Consultant has been a valued employee of the Company, its affiliates and subsidiaries, pursuant to an Amended and Restated Employment Agreement (the “Employment Agreement”) dated February 1, 2014, which expired on December 31, 2014 and was extended through January 31, 2015;

The Company wishes for Consultant to continue to provide certain services for the Company and its affiliates on a consulting basis;

The Company and Consultant desire to enter into this Agreement, effective as of the Effective Date, to set forth the terms and conditions of Consultant’s consulting relationship with the Company.

In consideration of the mutual covenants and promises contained herein, the Company and Consultant, agree:

1. Consulting Relationship. Subject to the terms and conditions set forth herein, the Company shall retain Consultant to perform the following services: provide consultation to the Chief Executive Officer and other senior executives and members of the Board of Directors relating to commodity chemicals, and related consulting services. Collectively, Consultant’s activities under this Agreement shall be referred to as the “Services.” Consultant is not an employee of the Company and is and shall at all times be an independent contractor. Except as provided herein, Consultant shall not be entitled to any benefits, medical insurance, worker’ compensation or compensation benefits that are available to employees of the Company either by plan, agreement or policy. The Company shall not withhold any taxes or other amounts from the amounts paid hereunder or otherwise treat Consultant as if he were an employee. Consultant also serves on the Board of Directors for the Company for which he is separately compensated. Notwithstanding his engagement as a consultant to Univar hereunder, Consultant shall not be precluded from providing consulting services to or being employed by third parties or engaging in outside activities unrelated to his consultancy with Univar (subject to Consultant’s obligations under the Purchase Agreement), including by way of example and without limitation service on one or more boards of directors of charitable, research and/or educational institutions or for profit businesses subject to the following proviso; provided, however, that Consultant shall not engage in any other business activity during his engagement as a consultant hereunder that prevents him from carrying out his obligations under this Agreement or otherwise conflicts with such obligations, whether or not such activity is pursued for gain, profit or other pecuniary advantage.

2. Performance. During the Term, Consultant will serve the Company faithfully and to the best of his ability and will exercise his good faith efforts to perform the Services. Consultant shall not be expected to perform the Services more than five (5) business days per month. Consultant shall work from Consultant’s home office in California, with travel as mutually agreed upon by Consultant and the Company.

3. Term. The term of this Agreement shall begin upon the Effective Date and shall initially continue through December 31, 2015 (as extended by any renewal terms pursuant to the following sentence, the “Term”). The Agreement shall automatically renew for additional successive renewal terms of one year unless either party provides notice to the other of its intent not to automatically renew at least 90 days before the expiration of the Term or any renewal term thereafter. During the Term, either of the parties may terminate this Agreement at such party’s sole and absolute discretion by providing notice to the other party.

4. Compensation. During the Term, Consultant shall be paid a monthly fee of $20,833 per month (pro-rated for any partial months based upon the number of days elapsed and on the basis of a 30-day month), paid within fifteen (15) days after the conclusion of a month. The Company shall also reimburse Consultant for all his reasonable expenses actually incurred by Consultant in connection with the performance of the Services not later than thirty (30) days after Consultant’s submission of such expenses for reimbursement together with supporting documentation and evidence of such expenses. Consultant shall be reimbursed for first class air travel for all domestic flights exceeding one (1) hour in duration and for business class air travel for all international flights. In addition, Consultant shall be reimbursed for the travel expenses of Consultant’s spouse when she travels for the purpose of accompanying and/or visiting Consultant when he travels in connection with the performance of the Services.

5. Consultant’s Covenants

5.1 Consultant recognizes that the success of Univar and its current and future Affiliates depends upon the protection of information or materials that are designated as confidential and/or proprietary at the time of disclosure or should, based on their nature or the circumstances surrounding such disclosure, reasonably be deemed confidential, including without limitation information to which Consultant has access while performing the Services, whether recorded in any medium or merely memorized (all such information being “Confidential Information”). “Confidential Information” includes without limitation, and whether or not such information is specifically designated as confidential or proprietary: all business plans and marketing strategies; information concerning existing and prospective markets, suppliers, and customers; financial information; information concerning the development of new products and services; and technical and non-technical data related to software programs, designs, specifications, compilations, Inventions (as defined in Section 5.10), improvements, patent applications, studies, research, methods, devices, prototypes, processes, procedures and techniques. Confidential Information expressly includes information provided to Univar and its Affiliates by third parties under circumstances that require them to maintain the confidentiality of such information. Notwithstanding the foregoing, Consultant shall have no confidentiality obligation with respect to disclosure of any Confidential Information that (a) was, or at any time becomes, available in the public domain, other than through a violation of this Agreement or (b) Consultant can demonstrate by written evidence was furnished to Consultant by a third party in lawful possession thereof and who was not under an obligation of confidentiality to Univar or any of its Affiliates.

5.2 Consultant agrees that during this Agreement and after termination of this Agreement irrespective of cause, Consultant will use Confidential Information only for the benefit of Univar and its Affiliates and will not directly or indirectly use or divulge, or permit others to use or divulge, any Confidential Information for any reason, except as authorized by Univar or its Affiliates. Notwithstanding the foregoing, Consultant may disclose Confidential Information as required pursuant to an order or requirement of a court, administrative agency or other government body, provided Consultant has notified Univar or the applicable Affiliate immediately after receipt of such order or requirement and allowed Univar and/or the Affiliate a meaningful opportunity to apply for protective measures.

5.3 Consultant hereby assigns to Univar any right Consultant may have or acquire in such Confidential Information and acknowledges that all Confidential Information shall be the sole property of Univar and/or its Affiliates or their assigns.

5.4 There are no rights granted or any understandings, agreements or representations between the parties hereto, express or implied, regarding Confidential Information that are not specified herein, other than those set forth in Section 9 of the Consulting Agreement between Consultant and Univar dated September 30, 2011 which, by the terms of that agreement, survive indefinitely beyond the prior termination of that agreement on September 30, 2012, and those set forth in Section 6 of the Employment Agreement which, by the terms of the Employment Agreement, survive indefinitely beyond the expiration of the Employment Agreement on January 31, 2015.

5.5 Consultant’s obligations under this Section 5 are in addition to any obligations that Consultant has under state or federal law.

5.6 Consultant agrees that in performing the Services, Consultant will not violate in any way the rights that any entity, including without limitation any current or former employer, has with regard to trade secrets or proprietary or confidential information.

5.7 For purposes of this Agreement, the term “Affiliate” means any entity currently existing or subsequently organized or formed that directly or indirectly controls, is controlled by or is under common control with Univar, whether through ownership of voting securities, by contract or otherwise.

5.8 Consultant’s obligations under this Section 5 other than those in Section 5.16 are indefinite in term and shall survive the termination of this Agreement. Consultant’s obligations under Section 5.16 shall survive the termination of this Agreement until the Restricted Period has expired.

5.9. Return of Univar Property. Consultant acknowledges that all tangible items containing any Confidential Information, including without limitation memoranda, photographs, records, reports, manuals, drawings, blueprints, prototypes, notes, documents, drawings, specifications, software, media and other materials, including any copies thereof (including electronically recorded copies), are the exclusive property of Univar or its applicable Affiliate, and Consultant shall deliver to Univar all such material in

Consultant’s possession or control upon Univar’s request and in any event upon the termination of this Agreement. Consultant shall also return any keys, equipment, identification or credit cards, or other property belonging to Univar or its Affiliates upon termination or request.

5.10 Consultant understands and agrees that all Inventions are the exclusive property of Univar. As used in this Agreement, “Inventions” shall include without limitation ideas, discoveries, developments, concepts, inventions, original works of authorship, trademarks, mask works, trade secrets, ideas, data, information, know-how, documentation, formulae, results, prototypes, designs, methods, processes, products, formulas and techniques, improvements to any of the foregoing, and all other matters ordinarily intended by the words “intellectual property,” whether or not patentable, copyrightable, or otherwise able to be registered, which are developed, created, conceived of or reduced to practice by Consultant, alone or with others, during the term of this Agreement with Univar or Affiliates (whether or not during working hours) or within three (3) months thereafter and related to the business unit operated by Univar in continuation of the business previously conducted by Basic Chemical Solutions, L.L.C. (the “BCS business”) then existing or the BCS business then proposed. In recognition of Univar’s ownership of all Inventions, Consultant shall make prompt and full disclosure to Univar of, will hold in trust for the sole benefit of Univar, and (subject to Section 5.11 below) hereby assigns, and agrees to assign in the future, exclusively to Univar all of Consultant’s right, title, and interest in and to any and all such Inventions.

5.11 Consultant understands that Consultant’s obligation to assign inventions shall not apply to any invention for which no equipment, supplies, facilities, or trade secret information of Univar was used and that was developed entirely on Consultant’s own time, unless (a) the invention relates (i) directly to the BCS business, or (ii) to Univar’s actual or demonstrably anticipated research or development, or (b) the invention results from any work performed by Consultant for Univar.

5.12 To the extent any works of authorship created by Consultant made within the scope of this Agreement may be considered “works made for hire” under United States copyright laws, they are hereby agreed to be works made for hire. To the extent any such works do not qualify as a “work made for hire” under applicable law, and to the extent they include material subject to copyright, Consultant hereby irrevocably and exclusively assigns and conveys all rights, title and interests in such works to Univar subject to no liens, claims or reserved rights. Consultant hereby waives any and all “moral rights” that may be applicable to any of the foregoing, for any and all uses, alterations, and exploitation thereof by Univar, or its Affiliates, or their successors, assignees or licensees. To the extent that any such “moral rights” may not be waived in accordance with law, Consultant agrees not to bring any claims, actions or litigation against Univar, its Affiliates, or their successors, assignees or licensees, based on or to enforce such rights. Without limiting the preceding, Consultant agrees that Univar may in its discretion edit, modify, recast, use, and promote any such works of authorship, and derivatives thereof, with or without the use of Consultant’s name or image, without compensation to Consultant other than that expressly set forth herein.

5.13 Consultant hereby waives and quitclaims to Univar any and all claims of any nature whatsoever that Consultant now or hereafter may have for infringement of any patent or patents from any patent applications for any Inventions. Consultant agrees to cooperate fully with Univar and take all other such acts requested by Univar (including signing applications for patents, assignments, and other papers, and such things as Univar may require) to enable Univar to establish and protect its ownership in any Inventions and to carry out the intent and purpose of this Agreement, during this consulting or thereafter. If Consultant fails to execute such documents by reason of death, mental or physical incapacity or any other reason, Consultant hereby irrevocably appoints Univar and its officers and agents as Consultant’s agent and attorney-in-fact to execute such documents on Consultant’s behalf.

5.14 Consultant agrees that there are no Inventions made by Consultant prior to the Effective Date and belonging to Consultant that Consultant wishes to have excluded from this Section 5 (the “Excluded Inventions”). If during this Agreement, Consultant uses in the specifications or development of, or otherwise incorporates into a product, process, service, technology, or machine of Univar or its Affiliates, or otherwise uses in connection with his work for Univar, any invention, proprietary know-how, or other intellectual property in existence before the Effective Date owned by Consultant or in which Consultant has any interest (“Existing Know-How”), Univar or its Affiliate, as the case may be, is hereby granted and shall have a non-exclusive, royalty-free, fully paid up, perpetual, irrevocable, worldwide right and license under the Existing Know-How (including any patent or other intellectual property rights therein) to make, have made, use, sell, reproduce, distribute, make derivative works from, publicly perform and display, and import, and to sublicense any and all of the foregoing rights to that Existing Know-How (including the right to grant further sublicenses) without restriction as to the extent of Consultant’s ownership or interest, for so long as such Existing Know-How is in existence and is licensable by Consultant.

5.15 For clarification and the avoidance of doubt, any provision in this Section 5 requiring Consultant to assign Inventions to Univar shall not apply to any invention of Consultant that qualifies for exclusion from assignment under Revised Code of Washington 49.44.140 or California Labor Code §2870.

5.16 Non-Solicitation and Non-Competition. Consultant acknowledges and agrees that he intended to be personally obligated, and is personally obligated, by the restrictions in Section 6.06 of the Purchase and Sale Agreement, dated as of October 10, 2010, by and among Basic Chemical Solutions, L.L.C., each of the persons listed on Annex I of that agreement under the heading of “Seller,” and Univar Inc. (the “Purchase Agreement”), and that these restrictions, as applicable to Consultant pursuant to the terms of the Purchase Agreement, are not modified in any way by this Agreement and shall continue until the Restricted Period (as that term is defined in the Purchase Agreement) has expired.

5.17. Remedies. Notwithstanding any other provisions of this Agreement regarding dispute resolution, Consultant agrees that Consultant’s violation of Section 5 of this Agreement would cause Univar or its Affiliates irreparable harm which would not be adequately compensated by monetary damages and that an injunction may be granted by any court or courts having jurisdiction restraining Consultant from violation of the terms of this Agreement upon any breach or threatened breach of the obligations set forth in Section 5. The preceding sentence shall not be construed to limit Univar or its Affiliates from any other relief or damages to which it may be entitled as a result of Consultant’s breach of any provision of this Agreement, including Section 5.

6. Additional Provisions.

6.1 Univar shall reimburse Consultant for up to $10,000 in legal fees incurred by him in the negotiation and preparation of this Agreement.

6.2 With regard to medical, dental and vision insurance coverage, Univar shall continue to honor its obligations to Consultant pursuant to Section 3 of the Separation Agreement between Consultant and Univar dated September 30, 2011 (the “2011 Separation Agreement”) and no provision of this Agreement or the engagement of the Consultant hereunder shall modify or limit in any way Consultant’s rights under the 2011 Separation Agreement.

7. Notices. Any notices required or permitted hereunder shall be in writing and shall be deemed to have been given when personally delivered or three (3) business days after being mailed, certified or registered mail, postage prepaid, to the address of Consultant on file with Univar, or in the case of Univar, at the address of its principal executive offices, attention to the General Counsel, or such other address as may be provided to each party by the other.

8. General

8.1 Governing Law. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of California (without regard to the conflicts of law provisions thereof) applicable to contracts executed and to be performed entirely within said State.

8.2 Construction and Severability. If any provision of this Agreement shall be held invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired, and the parties undertake to implement all efforts which are necessary, desirable and sufficient to amend, supplement or substitute all and any such invalid, illegal or unenforceable provisions with enforceable and valid provisions which would produce as nearly as may be possible the result previously intended by the parties without renegotiation of any material terms and conditions stipulated herein. For purposes of this Agreement, subsidiaries shall be legal entities owned directly or indirectly by the Company and affiliates shall be legal entities which are under common control or common ownership, directly or indirectly, with the Company or legal entities which have a material relationship with the Company, including, without limitation, joint ventures, distributors and agents.

8.3 Assignability. Consultant may not assign his interest in or delegate his duties under this Agreement. This Agreement is for the Services of Consultant, personally, and the Services to be rendered by him under this Agreement must be rendered by him and no other person. Consultant represents and warrants to the Company that Consultant has no contracts or agreements of any nature that Consultant has entered into with any other person, firm or corporation that contain any restraints on Consultant’s ability to perform his obligations under this Agreement. The Company may not assign its interests in or delegate its duties under this Agreement without Consultant’s written consent; provided, however, that Univar may assign its rights and obligations under this Agreement without Consultant’s consent to a successor by sale, merger or liquidation, if such successor carries on the BCS business substantially in the form in which it is being conducted at the time of the sale, merger or liquidation. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the Company and its successors and assigns and shall inure to the benefit of Consultant’s heirs and personal representatives.

8.4 Compliance with Rules and Policies. Consultant shall perform all Services in all material respects in accordance with the applicable policies, procedures and rules established by the Company, including, but not limited to, the Company’s Code of Ethics. In addition, Consultant, where applicable, shall comply in all material respects with all laws, rules and regulations that are generally applicable to the Company, and its employees, directors and officers. The Consultant agrees to comply with all applicable laws, including the U.S. Foreign Corrupt Practices Act (“FCPA”) and any other applicable anti-corruption laws. Notwithstanding any other provisions to the contrary, if Univar has reason to believe that Consultant has or may have engaged in conduct prohibited by the FCPA or in breach of this Agreement, Univar may immediately in its sole discretion terminate this Agreement but remain liable to pay Consultant for all fees and expenses earned or incurred by Consultant prior to termination.

8.5 Entire Agreement: Modification. This Agreement and the other agreements expressly referenced herein (including the 2011 Separation Agreement and the Purchase Agreement) contain the entire agreement of Consultant and Univar with respect to the subject matter herein and therein and supersedes all prior such agreements and understandings, and there are no other such representations or agreements other than as stated in this Agreement related to the terms and conditions of Consultant’s engagement as a consultant by Univar or any Affiliate or predecessor entity of Univar from and after the Effective Date; provided, however, that Consultant and Univar understand and agree that the 2011 Separation Agreement and the parties’ obligations pursuant to the Purchase Agreement are not modified or affected in any way by this Agreement or Consultant’s engagement as a consultant by Univar or any Affiliate, nor shall this Agreement or such consulting engagement be construed as a waiver of either parties’ rights pursuant to the 2011 Separation Agreement or the Purchase Agreement; provided further, that Consultant and Univar understand and agree that the Employment Agreement and the parties’ obligations under the Employment Agreement (including Univar’s obligation to pay Consultant’s annual bonus in respect of 2014 prior to March 15, 2015 according to the terms of the Employment Agreement) are not modified or affected in any way by this Agreement nor shall this Agreement be construed as a waiver of either parties’ rights pursuant to the Employment Agreement. This Amended Agreement may be changed only by an agreement in writing signed by the party against whom enforcement of any waiver, change, modification, extension or discharge is sought, and any such modification agreed to by Univar must, in order to be binding upon Univar, be signed by the Chief Executive Officer of Univar or a person delegated responsibility by the Board

8.6 Survival. The covenants set forth in Section 5 other than in Section 5.16 shall survive and shall continue to be binding upon the Consultant notwithstanding the termination of this Agreement for any reason whatsoever.

8.7 Waiver. No waiver by either party hereto of any of the requirements imposed by this Agreement on, or any breach of any condition or provision of this Agreement to be performed by, the other party shall be deemed a waiver of a similar or dissimilar requirement, provision or condition of this Agreement at the same or any prior or subsequent time. Any such waiver shall be express and in writing, and there shall be no waiver by conduct.

8.8 Counterparts. This Agreement may be executed in two or more counterparts, all of which taken together shall constitute one instrument.

IN WITNESS WHEREOF, the parties hereto, intending to be legally bound, have hereunto executed this Agreement as of the day and year first written above.

UNIVAR INC.

Date: February 4, 2015	/s/ J. Erik Fyrwald
Name: J. Erik Fyrwald
Title: CEO

CONSULTANT

Date: February 4, 2015	/s/ Mark J. Byrne
Mark J. Byrne